Exhibit 99.1

Rogers Corporation Reports Second Quarter 2018 Results

Second quarter 2018, versus second quarter 2017:

  Net sales of $214.7 million, up 6.6%
  Gross margin of 35.7%, down 430 basis points
  Net income of $17.3 million, down 17.1%
  Earnings of $0.93 per diluted share; adjusted earnings of $1.19 per diluted share

CHANDLER, Ariz.--(BUSINESS WIRE)--July 31, 2018--Rogers Corporation (NYSE:ROG) today announced financial results for the 2018 second quarter.

The Company reported 2018 second quarter net sales of $214.7 million, which was within the Company's previously announced guidance of $210 to $220 million, and an increase of 6.6% compared to 2017 second quarter net sales of $201.4 million. Currency exchange rates favorably impacted 2018 second quarter net sales by $8.4 million due to strengthening in the Euro and Renminbi.

Earnings for the 2018 second quarter were $0.93 per diluted share, compared to $1.13 per diluted share in the second quarter of 2017. Earnings per diluted share were below the Company's guidance of $1.10 to $1.25. On an adjusted basis, earnings were $1.19 per diluted share, compared to adjusted earnings of $1.33 per diluted share in the second quarter of 2017. Adjusted earnings were below the Company's guidance of $1.25 to $1.40 per diluted share.

Second quarter 2018 net income was $17.3 million, compared to $20.9 million in the second quarter of 2017. Adjusted EBITDA was $40.7 million for the second quarter of 2018, compared to $46.5 million reported in the second quarter of 2017.

Gross margin was 35.7% in the second quarter of 2018, compared to 40.0% in the second quarter of 2017. Operating margin was 11.7% in the second quarter of 2018, compared to 16.0% in the second quarter of 2017. Adjusted operating margin was 14.8% in the second quarter of 2018, compared to 18.8% in the second quarter of 2017.

"Rogers achieved revenue growth across much of the business; however, margins were below our expectations in the quarter primarily due to additional costs for capacity and activities to reduce cost structure," stated Bruce D. Hoechner, Rogers' President and CEO. "We are turning the corner on near-term operating challenges. We are executing well on our strategy, as demonstrated by our recent synergistic acquisition of Griswold, and our ongoing substantial investments in capacity and multi-site readiness, in preparation for the significant growth opportunities in 5G wireless, advanced driver assistance systems, and electric and hybrid electric vehicles. Rogers is well positioned to achieve the performance targets outlined in our 2020 vision."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2018 second quarter net sales of $76.4 million, a 2.7% increase compared to 2017 second quarter net sales of $74.3 million. The increase in 2018 second quarter net sales was largely driven by aerospace and defense and automotive advanced driver assistance systems (ADAS) revenues, partially offset by lower demand in portable electronics and wireless 4G LTE applications. Second quarter 2018 net sales were favorably impacted by $1.9 million due to fluctuations in currency exchange rates.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2018 second quarter net sales of $79.2 million, a 2.1% increase compared to 2017 second quarter net sales of $77.6 million. EMS net sales increased on portable electronics, consumer, automotive and mass transit revenues, partially offset by lower general industrial and other applications. Fluctuations in currency exchange rates favorably impacted net sales by $2.0 million in the 2018 second quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2018 second quarter net sales of $53.6 million, a 22.2% increase compared to 2017 second quarter net sales of $43.9 million. 2018 second quarter net sales increased due to broad based demand across markets, including particular strength in electric and hybrid electric vehicles, renewable energy, mass transit and variable frequency drives. Second quarter 2018 net sales were favorably impacted by $4.3 million due to fluctuations in currency exchange rates.

Other
Other reported 2018 second quarter net sales of $5.4 million, a decrease of 2.8% compared to the second quarter of 2017 sales of $5.6 million.

Balance sheet and other highlights

Cash position
Rogers ended the second quarter of 2018 with cash and cash equivalents of $174.7 million, a decrease of $6.5 million from $181.2 million at December 31, 2017. The primary drivers of the lower cash balance were capital spending of $20.2 million, tax payments related to vested equity awards of $6.4 million, and share repurchases of $3.0 million, partially offset by $22.8 million of net cash provided by operating activities.

Cash flow
Net cash provided from operating activities of $22.8 million in the first half of 2018, a decrease compared to 2017. The decrease in net cash provided by operating activities was primarily driven by the use of working capital and lower net income. Capital spending was $20.2 million in the first half of 2018, an increase compared to $9.7 million in 2017.

Effective tax rate
Rogers' effective income tax rate was 32.6% for the second quarter of 2018, compared to 33.9% for the second quarter of 2017. The decrease was primarily due to a lower U.S. effective tax rate, as a result of U.S. tax reform and geographic profit mix, partially offset by an increase in current year accruals for uncertain tax positions.

Financial outlook
Rogers guides its 2018 third quarter net sales to a range of $220 to $230 million. Rogers guides its 2018 third quarter earnings to a range of $0.97 to $1.12 per diluted share, excluding the impact of purchase accounting related to the acquisition of Griswold. Adjusted earnings are guided to a range of $1.25 to $1.40 per diluted share.

Rogers guides 2018 full year capital spending to be in the range of $50 to $60 million.

Rogers guides the 2018 full year effective tax rate to be 25-27%, with a third quarter effective tax rate of 30-31%.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; changes in trade policy, tariff regulation or other trade restrictions; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations, including failure to realize, or delays in the realization of anticipated benefits of such transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; inability to obtain raw materials, including commodities, from single or limited source suppliers in a timely and cost effective manner; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2018 second quarter results today on Tuesday July, 31 2018 at 5pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929 Toll-free in the United States
1-973-935-8524 Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from July 31, 2018 at approximately 8 pm ET through August 7, 2018 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 4967299.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET July 31, 2018.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$214,675	$201,424	$429,286	$405,252
Cost of sales	138,003	120,878	276,007	244,356
Gross margin	76,672	80,546	153,279	160,896
Selling, general and administrative expenses	42,540	40,012	83,137	74,580
Research and development expenses	8,750	7,141	16,884	14,102
Restructuring and impairment charges	541	1,079	963	1,805
Other operating (income) expense, net	(383)	—	(3,974)	(942)
Operating income	25,224	32,314	56,269	71,351
Equity income in unconsolidated joint ventures	1,804	966	2,811	1,976
Other income (expense), net	(34)	260	32	1,379
Interest expense, net	(1,292)	(1,947)	(2,503)	(3,195)
Income before income tax expense	25,702	31,593	56,609	71,511

Income tax expense	8,373	10,697	13,144	23,583
Net income	$17,329	$20,896	$43,465	$47,928

Basic earnings per share	$0.94	$1.15	$2.37	$2.65

Diluted earnings per share	$0.93	$1.13	$2.33	$2.60

Shares used in computing:
Basic earnings per share	18,389	18,140	18,338	18,098
Diluted earnings per share	18,660	18,547	18,635	18,460

Please note for adoption of ASU 2017-07, Rogers has reclassified second quarter and year to date 2017 pension and OPEB income, in the amount of $445 and $849 thousand, respectively, from selling, general and administrative expense to other income (expense), net, in the condensed consolidated statements of operations above.

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$174,700	$181,159
Accounts receivable, less allowance for doubtful accounts of $1,284 and $1,525	148,727	140,562
Contract assets	21,933	—
Inventories	117,739	112,557
Prepaid income taxes	2,732	3,087
Current portion of asbestos-related insurance receivables	5,682	5,682
Assets held for sale	381	896
Other current assets	13,535	10,580
Total current assets	485,429	454,523
Property, plant and equipment, net of accumulated depreciation of $300,416 and $289,909	184,478	179,611
Investments in unconsolidated joint ventures	19,411	18,324
Deferred income taxes	3,501	6,008
Goodwill	234,287	237,107
Other intangible assets, net of amortization	152,009	160,278
Asbestos-related insurance receivables	63,511	63,511
Other long-term assets	5,503	5,772
Total assets	$1,148,129	$1,125,134
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$37,299	$36,116
Accrued employee benefits and compensation	26,081	39,394
Accrued income taxes payable	3,987	6,408
Current portion of capital lease obligations	600	579
Current portion of asbestos-related liabilities	5,682	5,682
Other accrued liabilities	25,095	25,629
Total current liabilities	98,744	113,808
Borrowings under credit facility	130,982	130,982
Non-current portion of capital lease obligations	5,404	5,873
Pension liability	8,720	8,720
Retiree health care and life insurance benefits	1,685	1,685
Asbestos-related liabilities	70,056	70,500
Non-current income tax	9,755	12,823
Deferred income taxes	13,879	10,706
Other long-term liabilities	4,119	3,464
Shareholders’ equity
Capital Stock - $1 par value; 50,000 authorized shares; 18,380 and 18,255 shares issued and outstanding	18,380	18,255
Additional paid-in capital	126,452	128,933
Retained earnings	732,217	684,540
Accumulated other comprehensive loss	(72,264)	(65,155)
Total shareholders' equity	804,785	766,573
Total liabilities and shareholders' equity	$1,148,129	$1,125,134

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, acquisition and related integration costs, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

**2017 financial measures below have been adjusted for the adoption of ASU 2017-07, and has reclassified pension and OPEB income from selling, general and administrative expense to other income (expense), net.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the second quarter:

	2018	2017
Earnings per diluted share	Q2	Q2
GAAP earnings per diluted share	$0.93	$1.13

Restructuring, severance, impairment and other related costs	0.09	0.04
Acquisition and related integration costs	0.04	0.03
Gain on sale of long-lived asset	(0.02)	—
Total discrete items	$0.11	$0.07
Earnings per diluted share adjusted for discrete items	$1.04	$1.20

Acquisition intangible amortization	0.15	0.13

Adjusted earnings per diluted share	$1.19	$1.33

Reconciliation of GAAP net income to adjusted EBITDA for the second quarter*:

	2018	2017
(amounts in millions)	Q2	Q2
Net income	$17.3	$20.9

Interest expense, net	1.3	1.9
Income tax expense	8.4	10.7
Depreciation	7.1	7.2
Amortization	3.8	3.8
Restructuring, severance, impairment and other related costs	2.2	1.1
Acquisition and related integration costs	0.9	0.9
Loss (gain) on sale of long-lived assets	(0.4)	—
Adjusted EBITDA	$40.7	$46.5

*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the second quarter*:

	2018	2017
Operating margin	Q2	Q2
**GAAP operating margin	11.7%	16.0%

Restructuring, severance, impairment and other related costs	1.0%	0.5%
Acquisition and related integration costs	0.4%	0.5%
Loss (gain) on sale of long-lived assets	(0.2)%	—%
Total discrete Items	1.2%	1.0%
Operating margin adjusted for discrete items	13.0%	17.0%

Acquisition intangible amortization	1.8%	1.8%

Adjusted operating margin	14.8%	18.8%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 second quarter:

Guidance Q2 2018
GAAP earnings per diluted share	$1.10 - $1.25

Discrete items	$0.01

Acquisition intangible amortization	$0.14

Adjusted earnings per diluted share	$1.25 - $1.40

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 third quarter:

Guidance Q3 2018
GAAP earnings per diluted share	$0.97 - $1.12

Discrete items	$0.13

Acquisition intangible amortization	$0.15

Adjusted earnings per diluted share	$1.25 - $1.40

CONTACT:
Investor contact:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorp.com
http://www.rogerscorp.com